September 23, 2009

Angelo De Caro, Chairman
Patriot National Bancorp, Inc.
900 Bedford Street
Stamford, Connecticut  06901

Dear Angelo,

I hereby resign from the Board of Directors of Patriot National Bancorp, Inc. and its wholly owned subsidiary, Patriot National Bank, along with my various committee assignments due to health reasons.

Sincerely,

/s/ Brian A. Fitzgerald
Brian A. Fitzgerald